EXHIBIT (c)(1)






                          AGREEMENT AND PLAN OF MERGER


    AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of May 14, 1996 among The Cross Country Group, Inc., a Nevada corporation ("Parent"), CHGI Acquisition Corporation, a Delaware Corporation and a wholly owned subsidiary of Parent (the "Sub"), and Homeowners Group, Inc., a Delaware corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").

    WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent pursuant to this Agreement; and

    WHEREAS, the respective Boards of Directors of Parent, the Company and Sub have approved the merger of Sub with the Company (the "Merger"), upon the terms and subject to the conditions set forth herein; and


    NOW,   THEREFORE,   in   consideration   of  the  premises  and  the  mutual
representations, warranties and agreements herein contained, Parent, Sub and the Company agree as follows:


                                    ARTICLE I

                                   THE MERGER

    1.1 The Merger. At the Effective Time (as defined in Section 1.2), Sub shall be merged into the Company and the separate existence of Sub shall thereupon cease, with the Company being the surviving corporation in the Merger (the "Surviving Corporation"). Upon the effectiveness of the Merger, the Company shall possess all of the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to any of the Constituent Corporations on whatever account, as well as all other things in action or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in any of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

    1.2 Effective Time of the Merger. The Merger shall become effective when a properly executed Certificate of Merger is duly filed with the Secretary of State of Delaware, which filing shall be made as soon as practicable after the closing of the transactions contemplated by this Agreement in accordance with
Section 11.1. When used in this Agreement, the term "Effective Time" shall mean the date and time at which such Certificate is so filed.


                                   ARTICLE II

                            THE SURVIVING CORPORATION










    2.1 Certificate of Incorporation. The Certificate of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, except that Article First thereof shall be amended to read as follows:

             "FIRST:  The name of the Corporation is Homeowners Group, Inc." and thereafter may be amended in accordance with its terms and as provided by law.

    2.2 By-Laws. The By-Laws of the Sub as in effect at the Effective Time shall be the By-Laws of the Surviving Corporation.

    2.3 Directors. The directors of the Surviving Corporation shall be the directors of Sub who shall serve until their respective successors are duly elected and qualified in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

    2.4 Officers. The officers of the Surviving Corporation shall initially consist of the officers of the Company, until their successors are duly elected and qualified in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.


                                   ARTICLE III

                              CONVERSION OF SHARES

    3.1 Exchange Ratio. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder:

             (a) All shares of Company Common Stock par value $.01 per share ("Company Common Stock") which are held by the Company, any subsidiary of the Company, Parent, Sub or any other subsidiary of Parent, shall be cancelled.

             (b) All issued and outstanding shares of capital stock of Sub shall be converted into 1,000 issued and outstanding shares of Common Stock of the Surviving Corporation.

             (c) Each remaining outstanding share of Company Common Stock (other than shares of Company Common Stock held by any holder who shall have taken the necessary steps under the Delaware General Corporation Law ("DGCL") to dissent and demand payment, has not subsequently withdrawn or lost such rights, and is otherwise entitled to such payment under the DGCL, if the DGCL provides for such payment in connection with the Merger ("Dissenting Shares"), shall be cancelled and converted into the right to receive $2.35 (the "Merger Price") in cash, without interest thereon.

             (d) Notwithstanding the foregoing provisions or any other provision of this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive cash at or after the Effective Time unless and until the holder of such Dissenting Shares withdraws his or her demand for such appraisal with the consent of the Company, if required by the DGCL, or becomes ineligible for such appraisal. If a holder of Dissenting Shares shall withdraw his or her demand for such appraisal with the consent of the Company, if required by the DGCL, or shall become ineligible for such appraisal (through failure to perfect or otherwise), then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall automatically be converted into and represent the right to receive cash as provided above. The Company shall give Parent (i) prompt notice of any written demands for appraisals, withdrawals of demands for appraisal and any other instruments served pursuant to Section 262 of the DGCL received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Section 262 of the DGCL. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands. Each holder of Dissenting Shares shall have only such rights and remedies as are granted to such a holder under Section 262 of the DGCL.

    3.2  Exchange Agent.

             (a) Parent shall authorize one or more persons to act as Exchange Agent hereunder (the "Exchange Agent").

             (b) Immediately prior to the Effective Time, Parent shall deposit in trust with the Exchange Agent funds in an aggregate amount equal to (and from time to time deposit additional funds so that the aggregate amount in trust is not less than) the sum of: (i) the aggregate amount payable pursuant to Section 7.5 hereof, plus (ii) the product of (A) the number of Shares outstanding immediately prior to the Effective Time (other than any such shares held in the treasury of the Company and its subsidiaries or owned by Parent or any direct or indirect subsidiary of Parent or known at the Effective Time to be Dissenting Shares), and (B) the Merger Price (the "Payment Fund"). The Payment Fund shall be invested by the Exchange Agent as directed by the Surviving Corporation, and any net earnings with respect thereto shall be paid to the Surviving Corporation as and when required by the Surviving Corporation.

             (c) The Exchange Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 3.1(c) hereof out of the Payment Fund. The Parent shall cause the Exchange Agent to make the payments referred to in Section 3.1(c) within 10 days of the Effective Time. The Payment Fund shall not be used for any other purpose, except as provided herein. If cash is deposited in the Payment Fund in respect of shares of Company Common Stock that subsequently become Dissenting Shares, the Exchange Agent shall promptly repay to the Surviving Corporation from the Payment Fund an amount equal to the product of (i) the number of such Dissenting Shares, and (ii) the Merger Price. Promptly following the date which is six months after the Effective Time, the Exchange Agent shall return to the Surviving Corporation all cash, certificates and other instruments in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a certificate representing a share of Company Common Stock entitled to receive at the Effective Time cash therefor may surrender such certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the amount of cash per share of Company Common Stock specified in Section 3.1(c) hereof, without interest, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under Delaware law. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock for any cash delivered pursuant hereto to a public official pursuant to applicable abandoned property laws.

             (d) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record (other than Parent, any subsidiary of Parent, the Company or any subsidiary of the Company) of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"): (i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the Merger Price multiplied by the number of shares of Company Common Stock theretofore represented by the Certificate, and the Certificate so surrendered shall forthwith be cancelled.

    3.3 Transfer Taxes. If any cash to be paid in the Merger is to be paid to a person other than the holder in whose name the certificate representing shares of Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of such cash to a person other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

    3.4 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Common Stock shall thereafter be made. If, after the Effective Time, certificates representing shares of Company Common Stock are presented to the Surviving Corporation, they shall be cancelled and exchanged for the cash consideration set forth above.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY


    The Company represents and warrants to Parent and the Sub that:

    4.1 (a) Corporation Organization. Each of the Company and the Company Subsidiaries (as defined in Section 4.5 hereof): (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (ii) has all requisite power and authority, corporate and otherwise, to own, operate and lease the properties and assets it now owns, operates and leases and to carry on its business as now being conducted; and (iii) is qualified or licensed to do business and in good standing in every jurisdiction in which the ownership, operation or lease of property by it or the conduct of its business requires such qualification or licensing, except for such failures which would not have a Company Material Adverse Effect (as hereinafter defined). The term "Company Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all other such changes or effects, is, or could reasonably be, or is reasonably likely to be, materially adverse to the business, condition (financial or otherwise), prospects, results of operations, properties, assets or liabilities (the "Business") of the Company and the Company Subsidiaries, taken as a whole.

             (b)  Certificate  of  Incorporation  and  By-Laws.  The Company has
    previously   delivered  to  Parent   complete  and  correct  copies  of  the
    Certificate of Incorporation, and all amendments thereto





    to the date hereof, and By-laws, as presently in effect, of the Company and any Company Subsidiary (all of which are listed in Section 4.5 of the Disclosure Schedule), and none of the Company and any Company Subsidiary is in default in the performance, observation or fulfillment of either of its Certificate of Incorporation or By-laws.

    4.2 Authorization. The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the Company's stockholders, to consummate the transactions contemplated hereby. The Board of Directors of the Company (the "Company Board") has duly approved the Merger, such approval constituting Company Board approval for purposes of Section 203 of the DGCL and Article Eleven of the Company's Certificate of Incorporation, and has duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and has resolved to recommend that its stockholders adopt this Agreement and approve the Merger, and no other corporate proceedings (other than the adoption of this Agreement by the stockholders of the Company) on the part of the Company or any Company Subsidiary are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, subject to the foregoing, this Agreement constitutes (assuming due authorization, execution and delivery of this Agreement by the other parties hereto), the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

    4.3 Consents and Approvals: No Violations. Subject to obtaining the requisite adoption and approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock in accordance with Delaware law and the Company's Certificate of Incorporation and By-laws, and except:

             (a) for approvals of insurance regulatory authorities;

             (b) as set forth in Section 4.3 of the Disclosure Schedule;

             (c) for the filings by the Company and Parent required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act");

             (d) for the filing of the Proxy  Statement  (as  defined in Section
    4.16 hereof) with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and

             (e) for the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the laws of the State of Delaware,

the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not, assuming receipt of the foregoing requisite consent, authorizations, approvals and permits: (i) violate any provision of the Certificate of Incorporation or By-laws (or comparable governing documents) of the Company or any Company Subsidiary; (ii) violate any statute, ordinance, rule, regulation, order or decree of any court or of any public, governmental or regulatory body, agency or authority applicable to the Company or any Company Subsidiary or by which any of their respective properties or assets may be bound; (iii) require any filing with, or permit, consent or approval of, or the giving of any notice to, any public, governmental or regulatory body, agency or authority; (iv) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party, or by which any of them or any of their respective properties or assets may be bound, or (v) except as disclosed in the Disclosure Schedules, afford any employee of the Company or any Company Subsidiary any rights to compensation, employment, severance pay, notice of termination or any other benefits; excluding from the foregoing clauses (ii), (iii) or (iv) violations, breaches and defaults which, and filings, notices, permits, consents and approvals, the absence of which, would not have a Company Material Adverse Effect.

    4.4 Capitalization. The authorized capital stock of the Company consists of:

             (a) 5,000,000 authorized shares of Company Preferred Stock, of which, on the date hereof, no shares are issued and outstanding;

             (b) 45,000,000 authorized shares of Company Common Stock, of which on the date hereof, 5,558,350 shares are issued and outstanding;

             (c) 300,000 shares reserved for issuance pursuant to outstanding options granted under the Company's 1988 Stock Option Plan of which, on the date hereof, 140,000 options were outstanding, and 140,000 shares were subject to options currently exercisable;

             (d) 300,000 shares reserved for issuance pursuant to outstanding options granted under the Company's 1988 Incentive Stock Option Plan of which, on the date hereof, 291,550 options were outstanding, and 219,550 shares were subject to options currently exercisable; and

             (e)  300,000   shares  are  reserved   for  issuance   pursuant  to
    outstanding options granted under the Company's 1992 Non- Employee Directors' Stock Option Plan of which, on the date hereof, 117,500 options were outstanding, and 62,500 shares were subject to options currently exercisable.

 All shares of capital stock of the Company which are outstanding as of the date hereof are duly authorized, validly issued, fully paid and nonassessable, and are not subject to, nor were they issued in violation of, any preemptive rights. Set forth in Section 4.4 of the Disclosure Schedule is a list of all of the holders of outstanding options, the date of the grant(s) thereof, the exercise price(s) and exercise date(s) of each option grant, and the number of shares subject thereto, including specifically the number and exercise price of all options which are currently exercisable. Except as set forth in Section 4.4 of the Disclosure Schedule and in this Section 4.4, there are no shares of capital stock of the Company authorized or outstanding, and there are no subscriptions, options, conversion or exchange rights, warrants or other agreements, claims or commitments of any nature whatsoever obligating the Company or any Company Subsidiary to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of the capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to grant, extend or enter into any such agreement or commitment.

    4.5 Subsidiaries. Set forth in Section 4.5 of the Disclosure Schedule is the number of authorized, issued and outstanding shares of each Company Subsidiary (as defined below), its jurisdiction of incorporation and the number of shares of capital stock or other equity interest owned or held by the Company or any Company Subsidiary with respect to any corporation, partnership, joint venture or other entity. All the outstanding shares of capital stock of each corporation of which the Company owns, directly or indirectly, 50% or more of the outstanding capital stock (a "Company Subsidiary") have been validly issued and are fully paid, nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights. All outstanding shares of capital stock of the Company Subsidiaries are owned, directly or indirectly, by the Company, and except as set forth in Section 4.5 of the Disclosure Schedule with respect to the shares of HOMS Insurance Agency, Inc., free and clear of all liens, charges, encumbrances, security interests, equities, options, restrictions on voting rights or rights of disposition, and claims or third party rights of whatever nature. Except for Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity or other securities of any corporation, partnership, joint venture or other entity or have any direct or indirect equity or ownership interest in any corporation, partnership, joint venture or other entity, other than HMS Texas Partnership as to which the Company is the general partner owning 45% of the partnership interest and Southwest Marketing Services, Inc., a Michigan corporation, of which the Company owns 12.5% of the outstanding capital stock. Except as set forth in Section 4.5 of the Disclosure Schedule, neither the Company nor any Company Subsidiary is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan, capital contribution or otherwise) in any entity.

    4.6 SEC Reports. The Company has heretofore delivered to Parent and the Sub its:

             (a) Annual Reports on Form 10-K for the years ended December 31, 1993, December 31, 1994, and December 31, 1995, as filed with the SEC;

             (b)  proxy  statements   relating  to  the  Company's  meetings  of
    stockholders (whether annual or special) during 1993, 1994 and 1995; and

             (c) all other reports or registration statements filed by the Company with the SEC since December 31, 1991.

Each report, schedule, registration statement and definitive proxy statement filed by the Company with the Commission since December 31, 1991 (the "SEC
Documents"), as of its respective filing date, (i) complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act and the respective rules and regulations of the Commission thereunder applicable to such SEC Documents, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Company has timely filed all documents that it was required to file with the Commission since January 1, 1992, except where the failure to file did not and would not reasonably be expected to have a Company Material Adverse Effect. The Company has not filed any Reports on Form 8- K since February 9, 1996. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved, and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended, except as may be as otherwise stated therein and, in the case of unaudited statements, as permitted by Form 10-Q, non-material accruals, and for normal, recurring year-end audit adjustments that would not be material in the aggregate.

    4.7 Financial Statements. The Company has previously delivered to Parent and the Sub:

             (a) the audited consolidated balance sheets of the Company and its subsidiaries as of December 31 in each of the years 1993 through 1995 and its audited consolidated statements of operations, changes in stockholders' equity and changes in financial position for the respective fiscal years then ended, including the notes thereto, in each case examined by and accompanied by the report of Deloitte and Touche LLP ("Deloitte and Touche"), independent certified public accountants, and

             (b) unaudited consolidated balance sheets of the Company and its subsidiaries as of March 31, 1996, and as of March 31, 1995, and unaudited consolidated statements of operations and changes in financial position for the respective three month periods then ended, including the notes thereto

(all of the financial statements referred to above in this Section are hereinafter collectively referred to as the "Company Financial Statements"). The Company Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and its consolidated subsidiaries, and present fairly the consolidated financial position, consolidated results of operations and changes in financial position of the Company and its consolidated subsidiaries as of the dates and for the periods indicated, in each case in conformity with generally accepted accounting principles, consistently applied during such periods, except as otherwise stated in such financial statements or in the notes thereto, or in the auditor's certifying report thereon and subject (in the case of the unaudited interim financial statements referred to above) to non-material accruals and normal year-end audit adjustments.

    4.8 Absence of Undisclosed Liabilities. Except as and to the extent reflected in the balance sheet dated as of December 31, 1995 included in the Company Financial Statements (the "Balance Sheet"), or in the notes to the Company Financial Statements for the fiscal year then ended, neither the Company nor any Company Subsidiary had at that date any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due). Since the date of the Balance Sheet, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, and whether due or to become due), except for such which were incurred in the ordinary course of business and consistent with past practice, and except to the extent reflected in the Company's unaudited balance sheet dated as of March 31, 1996.

    4.9 Absence of Material Adverse Change. Since December 31, 1995, there has not been, occurred or arisen any Company Material Adverse Effect.

    4.10 Legal Proceedings, Etc. Except as set forth in Section 4.10 of the Disclosure Schedule:

             (a) there are no suits, actions, claims, proceedings or investigations pending, relating to or involving the Company or any Company Subsidiary (or any of their respective officers or directors in connection with the business or affairs of the Company and the Company Subsidiaries) or any properties or rights of the Company or any Company Subsidiary, before any court, arbitrator or administrative or governmental body, United States or foreign, which if determined adversely would have a Company Material Adverse Effect;

             (b) to the knowledge of the Company, there are no such suits, actions, claims, proceedings or investigations threatened against the Company relating to or involving the Company or any Company Subsidiary (or any of their respective officers or directors in connection with the business or affairs of the Company and the Company Subsidiaries or any properties or rights of the Company or any Company Subsidiaries) or any properties or rights of the Company or Company Subsidiary, before any court, arbitrator or administrative or governmental body, United States or foreign, which if determined adversely would have a Company Material Adverse Effect;








             (c) there are no such suits, actions, claims, proceedings or investigations pending or, to the knowledge of the officers of the Company, threatened, challenging the validity or propriety of the transactions contemplated by this Agreement; and

             (d) neither the Company nor any Company Subsidiary is subject to any judgment, decree, injunction, rule or order of any court or, to the knowledge of the officers of the Company, any governmental restriction applicable to the Company or any Company Subsidiary, which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect on the ability of the Company or any Company Subsidiary to acquire any property or conduct business in any area.

    4.11 Compliance with Applicable Law. The Company and each Company Subsidiary currently holds and is in compliance with the terms of, and has for at least the last three years been in compliance with the terms of all licenses, permits and authorizations necessary for the lawful conduct of their respective businesses, and has complied with, and neither the Company nor any Company Subsidiary is in violation of, or in default in any respect under, the applicable statutes, ordinances, rules, regulations, order or decrees of all federal, state, local and foreign governmental bodies, agencies and authorities having, asserting or claiming jurisdiction over it or over any part of its operations or assets, except for such violations and defaults which, individually or in the aggregate, would not have a Company Material Adverse Effect.

    4.12 Permits. The Company and each Company Subsidiary possesses all permits, approvals, authorizations, consents, licenses (other than those relating to intellectual property, which are addressed in Section 4.18) and registrations (the "Permits") which are required in order for them to conduct the Business as presently conducted. Section 4.12 of the Disclosure Schedule sets forth a list of all Permits issued by a state regulatory agency and all other material
Permits issued, granted to, or held by each of the Company or any Company Subsidiary.

    4.13 Franchisees. As of the date hereof, there were 18 persons or entities which own or possess the right to operate a franchised business pursuant to a franchise agreement entered into with the Company or any Company Subsidiary ("Franchisees"). Section 4.13 of the Disclosure Schedule sets forth the name of each Franchisee, the Franchisee's territory, the address of each Franchisee's office, and the scheduled renewal or expiration date of each such Franchisee's franchise agreement. Except as set forth in Section 4.13 of the Disclosure Schedule, none of the Company or any Company Subsidiary nor (to the knowledge of the Company or any Company Subsidiary) any Franchisee, is in material breach of or default under any such agreement (or with or without notice or lapse of time or both, would be in breach or default under any such agreement). Except as set forth in Section 4.13 of the Disclosure Schedule, there is no material dispute between the Company or any Company Subsidiary, on the one hand, and any Franchisee, on the other hand. All of the provisions of any agreement or arrangement regarding the Company's or any Company Subsidiary's option to purchase any Franchisee are set forth in the agreements with the Franchisees disclosed in Section 4.13 of the Disclosure Schedule, and there are no other agreements or arrangements, whether written or oral, relating to such repurchase rights. Except as set forth in Section 4.13 of the Disclosure Schedule, as of the date hereof, there were no agreements or arrangements between the Company or any Company Subsidiary and any person to offer, sell, extend or modify any franchise agreement or arrangement, including any agreement or arrangement by which the Company or any Company Subsidiary manages or operates the Business in a specific geographic region.

    4.14 Franchise Agreements. The Company and each Company Subsidiary has delivered to Parent a true and complete copy of all of the franchise agreements entered into between the Company, any Company Subsidiary and any Franchisee. Those of the franchise agreements which are with Franchisees beneficially owned in whole or in part by affiliates of the Company are (or will be upon amendment as set forth in Section 9.9 to the Disclosure Schedule) on terms and conditions substantially the same as the Company's other franchise agreements.

    4.15 Offering Circular. The Company and each of its subsidiaries has delivered to Parent a true and complete copy of the most recent uniform franchise offering circular and other disclosure statements of the Company or of any Company Subsidiary, if any, that have been used in connection with its sale of franchises to Franchisees (the "Offering Circular"). As of its date, the Offering Circular complied in all material respects with the requirements of the Federal Trade Commission Act, as amended, and the rules and regulations of the Federal Trade Commission promulgated thereunder, to the extent applicable, and to applicable state and foreign laws; and to the Company's or any Company Subsidiary's knowledge, such document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    4.16 Proxy Statement. The information with respect to the Company, its officers and directors and the Company Subsidiaries to be contained in the definitive proxy statement to be furnished to the stockholders of the Company pursuant to Section 7.2 hereof (the "Proxy Statement") will not, on the date the Proxy Statement is first mailed to stockholders of the Company or on the date of the Company Stockholders' Meeting (as hereinafter defined) referred to in
Section 7.3 hereof, or at the Effective Time, as such Proxy Statement is then amended or supplemented, contain any statement which, at such time, is false or misleading with respect to any material fact, or which omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading, or necessary to correct any statement in any earlier communication (including the Proxy Statement) to stockholders of the Company with respect to the Merger. If at any time prior to the Effective Time, any event with respect to the Company, its officers and directors and the Company Subsidiaries, should occur which is or should be described in an amendment of, or a supplement to, the Proxy Statement, such event shall be so described and the presentation in such amendment or supplement of such information will not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication (including the Proxy Statement) to stockholders of the Company with respect to the Merger. The Proxy Statement will comply as to form with all applicable laws, including the provisions of the Exchange Act.

    4.17 Settlement Agreement. The Company and Homeowners Marketing Services, Inc., a wholly owned subsidiary of the Company ("HMS"), have entered into a binding settlement agreement, in the form attached hereto as Exhibit A (the "Settlement Agreement"), with Acceleration National Insurance Company ("ANIC") providing that (i) ANIC will agree to accept the greater of: $4,100,000, or the amount equal to $4,100,000 plus an additional amount calculated by multiplying $4,100,000 times the percentage by which the Merger Price exceeds $2.20, and rounding that product to the next higher $50,000, in full and complete satisfaction of its judgment against HMS in Acceleration National Insurance Company, Plaintiff vs. Homeowners Marketing Services, Inc., et al., Defendants, in the Court of Common Pleas of Franklin County, Ohio (the "ANIC Lawsuit"), and
(ii) such sum will be paid to ANIC at the Closing. The Company has not and will not alter or amend the Settlement Agreement without the prior written consent of the Parent.


    4.18  Intellectual Property.








             (a)  As  used  herein,   "Intellectual  Property"  shall  mean  all
    intellectual property rights anywhere in the world, including, but not limited to, all (i) registered and unregistered trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, slogans and general intangibles of like nature, together with the goodwill associated therewith;
    (ii) patents and patent applications and all patents issued upon said patent applications or based upon such disclosures; (iii) copyrights, copyright registrations and applications; (iv) know-how, trade secrets, confidential or proprietary technical information, databases, computer software, customer lists, business and marketing plans, designs, processes, research in progress, inventions and invention disclosures (whether patentable or unpatentable), drawings, schematics, blueprints, flow sheets, designs and models, of any nature whatever; and (v) all licenses and rights with respect to the foregoing or property of like nature. Section 4.18 of the Disclosure sets forth the Intellectual Property that is owned by the Company or any Company Subsidiary and any licenses, sublicenses or other arrangements pursuant to which the Company or any Company Subsidiary is authorized to use any third party Intellectual Property. Except as set forth in Section 4.18 of the Disclosure Schedule, the Company and the Company Subsidiaries own all right, title and interest in and to, and have valid licenses to use or otherwise possess legally enforceable rights to use all of the Intellectual Property, wherever located, which is necessary to conduct the Business as currently conducted, the absence of which would have a Company Material Adverse Effect. Section 4.18 of the Disclosure Schedule sets forth a complete and accurate list of (i) all patents and patent applications and all registered or applied for trademarks, registered copyrights, computer software programs (other than "off-the-shelf" programs), trade names, slogans and service marks, and the owner thereof, which are material to and used in connection with the Business, including all registrations and applications for registrations thereof, and the jurisdictions in which each such intellectual property right has been issued or registered or in which any such application for such issuance and registration has been filed; (ii) all unregistered United States trademarks and unregistered copyrights which are material to the Business, the owner thereof, and to the Company's and any Company's Subsidiary's knowledge, all competing claims to any such marks or copyrights; (iii) all registered or applied for trademarks in jurisdictions other than the United States, and the owner thereof; (iv) all material licenses, sublicenses and other agreements to which the Company or any Company Subsidiary is a party and pursuant to which any person is authorized to use any Intellectual Property; and (v) all licenses, sublicenses and other agreements as to which the Company or any Company Subsidiary is a party and pursuant to which the Company or any Company
    Subsidiary is authorized to use, sublicense or transfer any third party Intellectual Property which are material to the business of the Company or any Company Subsidiary as they are currently conducted.

             (b) Except as set forth in Section 4.18 of the Disclosure Schedule, neither the Company nor any Company Subsidiary has transferred, conveyed, sold, assigned, pledged, mortgaged, granted a security interest in or otherwise encumbered the Intellectual Property that is material to the Business as currently conducted.

             (c) The Company and each Company Subsidiary is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in material breach of any license, sublicense or other agreement relating to the Intellectual Property which would result in a Company Material Adverse Effect.

             (d) All patents, patent applications, and all United States trademark, service mark and copyright registrations held by the Company or any Company Subsidiary, which are material to the Business, are valid and subsisting, in full force and effect and have been duly maintained. Except as set forth in Section 4.18 of the Disclosure Schedule, the Company and each Company Subsidiary: (i)







    is not, and within the last three years, has not been, a party to any suit, action or proceeding which involves a claim of infringement, invalidity, misuse or abandonment of any patents, trademarks, service marks or copyrights (including, but not limited to, computer software), or violation of any trade secret or other proprietary right of any third party; (ii) has no knowledge that the manufacturing, marketing, licensing, sale, distribution or use of its products or services, as currently conducted, infringes or violates any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party; and (iii) has no knowledge that any third party is violating or infringing any Intellectual Property rights which violation or infringement would be likely to have a Company Material Adverse Effect.

    4.19  Certain Tax Matters.

             (a)  Definitions.  As used in this Agreement:

                      (i) "Taxes"  means any federal,  state,  county,  local or foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or in addition to any such taxes.

                       (ii) "Tax Return" means a report, return or other information required to be supplied to a governmental entity with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities.

                       (iii) "Tax Ruling" means a written ruling of a taxing authority relating to Taxes.

                       (iv) "Closing Agreement" means a written and legally binding agreement with a taxing authority relating to Taxes.

               (b) Representations. Except as set forth in Section 4.19 of the Disclosure Schedule:

                       (i) Filing of Tax  Returns.  The  Company and each of the
               Company Subsidiaries have filed all Tax Returns required to be filed by each of them and such Tax Returns are in all material respects true, complete and correct and filed on a timely basis.

                       (ii) Payment of Taxes. The Company and each of the Company Subsidiaries have, within the time and in the manner prescribed by law, paid all Taxes that are currently due and payable, except for those which are being contested in good faith and for which adequate reserves have been taken.

                       (iii) Tax  Liens.  There are no tax liens upon the assets
               of the Company or of any of the Company Subsidiaries except for statutory liens for current Taxes not yet due.

                       (iv) Withholding Taxes. The Company and each of the Company Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required.

                       (v) Extensions of Time for Filing. Neither the Company nor any of the Company Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

                       (vi) Waivers of Statute of Limitations. Neither the Company nor any of the Company Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

                       (vii) No Deficiencies. The statute of limitations for the
               assessment of any Taxes has expired for all Tax Returns of the Company and of each of the Company Subsidiaries or such Tax Returns have been examined by the appropriate taxing authorities for all periods. No deficiency for any Taxes has been proposed, asserted or assessed against the Company or any of the Company Subsidiaries which has not been resolved and paid in full.

                       (viii) Audit,  Administrative and Court  Proceedings.  No
               audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any of the Company Subsidiaries.

                       (ix) Powers of Attorney.  No power of attorney  currently
               in force has been granted by the Company or any of the Company Subsidiaries concerning any Taxes or Tax Returns.

                       (x) Tax Rulings. Neither the Company nor any of the Company Subsidiaries has received a Tax Ruling or entered into a Closing Agreement with any taxing authority that has or would have a continuing adverse effect after December 31, 1995.

                       (xi) Tax Sharing Agreements.  Neither the Company nor any
               Company Subsidiary is a party to any agreement relating to allocating or sharing of Taxes.

                       (xii) Code Sections 280G and 162(m).  Neither the Company
               nor any Company Subsidiary is a party to any agreement, contract or arrangement that could result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or any amount that would be non-deductible pursuant to
               Section 162(m) of the Code.

                       (xiii) Code Section  341(f).  Neither the Company nor any
               of the Company Subsidiaries has, with regard to any assets or property held or acquired by any of them, filed a consent to the application of Section 341(f)(2) of the Code, or agreed to have
               Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of the Company Subsidiaries.

    4.20 Insurance and Reinsurance. Section 4.20 of the Disclosure Schedule sets forth all insurance and reinsurance policies relating to the Company and any Company Subsidiary. The Company and each Company Subsidiary has given any and all notices and made any and all payments required to maintain such policies in full force and effect. Except as set forth in Section 4.20 of the Disclosure
Schedule: neither the Company nor any Company Subsidiary has received notice of default under any such policy, and has not received written notice or, to the knowledge of the Company or any Company Subsidiary, oral notice of any pending or threatened termination or cancellation, coverage limitation or reduction or material premium increase with respect to such policy. Except as set forth in Section 4.20 of the Disclosure Schedule, neither the Company nor any Company Subsidiary has any contracts, agreements, arrangements or understandings with the Continental Casualty Company ("CNA") or Sphere Drake Insurance PLC ("Sphere Drake"). Except as set forth in Section 4.20 of the Disclosure Schedule: (i) neither the Company nor any Company Subsidiary has any obligation or liability to CNA, nor (ii) is the Company or any Company Subsidiary in default of, nor has an event occurred which, with the giving of notice or the passage of time, would constitute a default under, any existing agreement or arrangement with CNA, Sphere Drake or Victor O. Schinnerer & Company ("Schinnerer"). The Company further represents and warrants the accuracy of the first sentence of Section 4.3 of the Real Estate Errors and Omissions Program Administration and Hold Back Agreement with CNA effective December 1, 1993.

    4.21 Officers' and Directors' Liability Insurance. The Company has heretofore delivered to the Parent its officers' and directors' liability insurance policy. There are no pending or anticipated claims made with respect to such policies as of the date hereof, nor have any such claims been made during the last three years. The annual premium on such officers' and directors' liability insurance policy covering the Company's officers and directors is $114,000.

    4.22 Transactions with Affiliates. Section 4.22 of the Disclosure Schedule contains true and correct copies of all agreements between the Company and its executive officers whose salary and bonus for the fiscal year ended December 31, 1995, exceeded $50,000 (the "Executive Contracts"). As of the date hereof, except as set forth in Section 4.22 of the Disclosure Schedule:

               (a) there are no outstanding amounts payable to or receivable from, or advances by the Company or any Company Subsidiary to, and neither the Company nor any Company Subsidiary is otherwise a creditor of or debtor to, any stockholder, officer, director, employee or affiliate of the Company or any Company Subsidiary; and

               (b) there are no contracts, agreements, arrangements or understandings between the Company or any Company Subsidiary and any stockholder, officer, director, employee or affiliate of the Company or any Company Subsidiary. Full and complete copies of all such documents listed in the Disclosure Schedule have been delivered to Parent.

    4.23       Employee Benefit Plans; ERISA.

               (a) Section 4.23 of the Disclosure Schedule sets forth a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company or any Company Subsidiary would be deemed a "single employer" within the meaning of
    Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of any employee or former employee of the Company or any ERISA Affiliate (the "Plans"). Section 4.23 of the Disclosure Schedule sets forth each of the Plans that is an "employee benefit plan" as that term is defined in Section 3(3) of ERISA (the "ERISA Plans").

               (b) With respect to each Plan, the Company has heretofore delivered to Parent true and complete  copies  of each of the  following documents:

                      (i)  a copy thereof;

                      (ii) a copy of the most recent annual report and actuarial report, if required under ERISA and the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87, Employer's Accounting for Pensions;

                      (iii) a copy of the most recent  Summary Plan  Description required under ERISA with respect thereto;

                      (iv) if the Plan is  funded  through  a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and

                      (v) the most recent determination letter received from the
             Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code").

             (c) No Plan (or other employee benefit plan, program, agreement or arrangement to which the Company or any ERISA Affiliate made, or was required to make, contributions during the five (5) year period ending on the Closing Date) is subject to Title IV of ERISA.

             (d) Neither the Company nor any ERISA Affiliate, nor any ERISA Plan, nor any trust created thereunder, nor, to the Company's knowledge after due inquiry of all appropriate persons, any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any ERISA Affiliate, any ERISA Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any ERISA Plan or any such trust could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to
    Section 4975 or 4976 of the Code.

             (e) No ERISA Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each ERISA Plan ended prior to the Closing Date; and all contributions required to be made with respect thereto (whether pursuant to the terms of any ERISA Plan or otherwise) on or prior to the Closing Date have been timely made.

             (f) No ERISA Plan is a "multiemployer  pension plan," as defined in
    Section 3(37) of ERISA, nor is any ERISA Plan a plan described in Section 4063(a) of ERISA.

             (g) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

             (h) Each ERISA Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code.

             (i) No Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of the Company or an ERISA Affiliate beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law or (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA).

             (j) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

             (k) There are no pending, anticipated, or to the Company's knowledge, threatened claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

    4.24 Brokers and Finders. Except for Raymond James & Associates, Inc. ("Raymond James"), neither the Company nor any Company Subsidiary, nor any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, finders' fees or similar fees or expenses, and no broker or finder has acted directly or indirectly for the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby and thereby. Except for the fees and expenses of Raymond James (a copy of the executed agreement dated
January 26, 1995 providing for which has been delivered to Parent), no investment banking, financial advisory or similar fees have been incurred or are or will be payable by the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby.

    4.25 Title to Properties. Except as set forth in the Disclosure Schedule, the Company or one of the Company Subsidiaries has good and indefeasible title to all properties purported to be owned by it (except non-material properties sold or otherwise disposed of since the date thereof in the ordinary course of business) - free and clear of all claims, liens, charges, security interests or encumbrances of any natures whatsoever except (i) statutory liens securing payments (including taxes) not yet due, and (ii) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not have a Company Material Adverse Effect.

    4.26 Leased Properties. Section 4.26 of the Disclosure Schedule sets forth a list of all leasehold estates of the property occupied by the Company or one of the Company Subsidiaries, and the Company or a Company Subsidiary is in possession of the properties purported to be leased thereunder and each lease is valid without material default thereunder by the lessee or, to the Company's knowledge, the lessor, except for such leases the invalidity of which or the material default under which in the future would not reasonably be expected to have a Company Material Adverse Effect.

    4.27 Certain Agreements. Except as disclosed in the Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any oral or written
(i) agreement, contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation for the borrowing of money material to the Company and its Subsidiaries taken as a whole, or (ii) other contract, agreement or commitment of the Company or its Subsidiaries material to the Company and the Company Subsidiaries taken as a whole (except those entered into in the ordinary course of business and which provide for the payment or receipt of less than $50,000).

    4.28 Good Relations. Except as set forth in Section 4.28 of the Disclosure Schedule, to the Company's knowledge neither the Company nor any Company Subsidiary, nor any officer or director of any of them, knows of any impending loss of customers, suppliers or employees of the Company or any






Company Subsidiary that might have a Company Material Adverse Effect, or which might prevent the Business from being carried on in substantially the same manner in which it is carried on at the date of this Agreement. Since January 1, 1995, except as set forth in Section 4.28 of the Disclosure Schedule, there has not been any material adverse pending, nor to the Company's knowledge threatened, dispute of any kind with any customer, client, supplier, employee, landlord, subtenant or licensee of the Company nor any Company Subsidiary or any pending or threatened occurrence or situation of any kind, nature or description which is reasonably likely to result in a material reduction in the amount, or a material adverse change in the terms or conditions, of business with any substantial customer or supplier.

    4.29 Full Disclosure. No representation or warranty made herein by Company, and no statement contained in any document (including, without limitation, financial statements of the Company and the Schedules and Exhibits hereto), certificate, memorandum, or other writing furnished or to be furnished by the Company or on its behalf to Parent or any of its representatives pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains or will contain any untrue or misleading statement of material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein not misleading.














                                    ARTICLE V

              REPRESENTATIONS AND WARRANTIES OF PARENT AND THE SUB

    Parent and Sub jointly and severally represent and warrant to the Company that:

    5.1 Corporate Organization. Each of the Parent and the Sub: (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (ii) has all requisite power and authority, corporate and otherwise, to own, operate and lease the properties and assets it now owns, operates and leases and to carry on its business as now being conducted; and (iii) is qualified or licensed to do business as a foreign corporation and in good standing in every jurisdiction in which the ownership, operation or lease of property by it or the conduct of its business requires such qualification or licensing, except for such failures to be so qualified and in good standing, if any, which would not have a Parent Material Adverse Effect (as hereinafter defined). The term "Parent Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all other such changes or effects, is, or could reasonably be, materially adverse to the business, condition (financial or otherwise), results of operations, properties, assets or liabilities of the Parent and the Sub, taken as a whole.

    5.2 Authorization. Each of Parent and Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Boards of Directors of Parent and Sub, and the stockholder(s) of Sub, have duly approved this Agreement and have duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and no other corporate proceedings on the part of Parent or Sub are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub, and constitutes (assuming due authorization, execution and delivery of this Agreement by the Company), the valid and binding agreement of Parent and Sub, enforceable against each of them in accordance with its terms.

    5.3 Consents and Approvals;  No  Violations.  Except as set forth in Section
5.3 of the Disclosure Schedule, and except for:

             (a) the Parent's compliance with the applicable requirements of state insurance, broker and franchise laws;

             (b) the filings required under the HSR Act to be filed by the Company and Parent; and

             (c) the filing of Certificate of Merger and other appropriate merger documents, if any, as required by the laws of the State of Delaware, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, will not: (i) violate any provision of the Certificate of Incorporation or Bylaws of Parent or Sub; (ii) violate any statute, ordinance, rule, regulation, order or decree of any court or of any public, governmental or regulatory body, agency or authority applicable to Parent or Sub, or by which any of their respective properties or assets may be bound; (iii) require any filing with or permit, consent or approval of, or the giving of any notice to, any public, governmental or regulatory body or authority; or (iv) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement or other instrument or obligation to which Parent or Sub is a party, or by which either of them or any of their respective properties or assets may be bound.

    5.4      Capitalization.

             (a) The authorized capital stock of the Sub consists of 1,000 shares of common stock, par value $.01 per share, of which, as of the date hereof, 100 shares were issued and outstanding and owned directly by Parent. Sub has been formed for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business and incurred no liabilities other than in connection with this Agreement and the transactions contemplated hereby.

             (b) Except as set forth above, there are, as of the date hereof, no shares of capital stock of Sub authorized or outstanding, and there are no subscriptions, options, conversion or exchange rights, warrants or other agreements, claims or commitments of any nature whatsoever obligating Sub to issue, transfer, deliver, sell, or redeem, or cause to be issued, transferred, delivered, sold or redeemed, additional shares of the capital stock of Sub or obligating Sub to grant, extend or enter into any such agreement or commitment.

    5.5 Financial Statements. Parent has previously made or will make available to the Company:

    (a) the audited consolidated balance sheet of Parent and subsidiaries as of September 30, 1995, and the audited consolidated statements of operations and changes in financial position for the year then ended, including the notes thereto, in each case examined by and accompanied by the report of Schwartz and Schwartz, independent certified public accountants, and

    (b) unaudited consolidated balance sheets of the Company and its subsidiaries as of March 31, 1996, and March 31, 1995, and unaudited consolidated statements of operations and changes in financial position for the respective three month periods then ended, including the notes thereto

(the financial statement referred to above in this Section are hereinafter collectively referred to as the "Parent Financial Statements"). The Parent Financial Statements have been prepared from, and are in accordance with, the books and records of Parent and its subsidiaries and present fairly the consolidated financial position of Parent and its subsidiaries as of the dates and for the periods indicated, in each case in conformity with generally accepted accounting principles, consistently applied during such periods, except as otherwise stated in such financial statements.

    5.6 Absence of Material Adverse Change. Since September 30, 1995, there has not been, occurred or arisen any Parent Material Adverse Effect.

    5.7 Proxy Statement. None of the information with respect to Parent and the Sub and each of their respective officers, directors, associates and affiliates or with respect to the plans for the Surviving Corporation after the Effective Time which shall have been supplied by Parent or the Sub specifically for use in the Proxy Statement, will, on the date the Proxy Statement is first mailed to stockholders of the Company or on the date of the Company Stockholders' Meeting referred to in Section 7.3 hereof, at the Effective Date, as such Proxy is then amended or supplemented, contain any statement which, at such time, is false or misleading with respect to any material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication (including the Proxy Statement) to stockholders of the Company with respect to the Merger. If at any time prior to the Effective Time any event should occur which is or should be described in an amendment of, or a supplement to, the Proxy Statement, such event shall be so described, and the presentation in such amendment or supplement of such information with respect to Parent and Sub and their respective officers, directors, associates and affiliates or with respect to the plans for the Surviving Corporation after the Effective Time which shall have been supplied by Parent or Sub in writing specifically for use in the Proxy Statement, will not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication (including the Proxy Statement) to stockholders of the Company with respect to the Merger.

    5.8 Brokers and Finders. Neither Parent nor any of its subsidiaries nor any of their respective officers, directors or employees, has employed any broker or finder or incurred any liability for any brokerage fees, commissions, finders' fees or similar fees or expenses, and no broker or finder has acted directly or indirectly for Parent or Sub or any of their respective subsidiaries in connection with this Agreement or the transactions contemplated hereby. No investment banking, financial advisory or similar fees have been incurred or are or will be payable by Parent or any of its subsidiaries in connection with this Agreement or the transactions contemplated hereby.

    5.9 Parent Financial Condition. Parent has received a commitment letter from Fleet Bank for a $20,000,000 line of credit and otherwise has the necessary assets to consummate the transactions and make the payments contemplated by this Agreement.

                                   ARTICLE VI

                                    COVENANTS

    6.1 Conduct of the Company's Business. During the period commencing on the date hereof and continuing until the Effective Time, the Company agrees (except as expressly contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing) that:

             (a) The  Company  and each  Company  Subsidiary  will  carry on its business in, and only in, the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, consultants, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be materially impaired at the Effective Time.

             (b) The Company will not declare any dividends on or make distributions in respect of the Company Common Stock. Neither the Company nor any Company Subsidiary will amend its Articles of Incorporation, as amended, or By-laws or similar governing documents.

             (c) Neither the Company nor any Company Subsidiary will issue, authorize or propose the issuance of, or purchase or propose the purchase of, any shares of the capital stock of the Company or any Company Subsidiary or securities convertible into, or rights, warrants or options (including employee stock options) to acquire, any such shares or other convertible securities (other than the issuance of Company Common Stock upon the exercise in accordance with the present terms thereof, of stock options outstanding on the date of this Agreement).

             (d) Neither the Company, nor any Company Subsidiary, officer, director or employee of (or any investment banker, attorney, accountant or other representative retained by) the Company or any Company Subsidiary shall, directly or indirectly, solicit, initiate or encourage any inquiries or proposals by, or engage in any discussions or negotiations with, or provide information to, any corporation, partnership, person or other entity or group which it is reasonably expected may lead to, or which relates to, any Takeover Transaction (as hereinafter defined). The Company will promptly advise Parent orally and in writing of the receipt and content of such inquiries or proposals. As used in this subsection (d), "Takeover Transaction" shall mean any proposal or transaction: (i) relating to a merger or other business combination involving the Company or any Company Subsidiary; or (ii) for the acquisition of a substantial equity interest in the Company or any Company Subsidiary or a substantial portion of the assets of the Company or any Company Subsidiary, other than the one contemplated by this Agreement; provided, however, that nothing contained in this Section 6.1(d) shall prohibit the Board of Directors of the Company from: (x) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal in writing to engage in a Takeover Transaction which the Company Board in good faith determines represents a financially superior transaction for the stockholders of the Company as compared to the Merger if, and only to the extent that: (A) the Company Board determines after consultation with Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. or other outside counsel of national reputation for its expertise in corporate and securities law matters as the Company shall select ("Company Counsel"), that failure to take such action would be inconsistent with the compliance by the Company Board with its fiduciary duties to stockholders imposed by law, (B) prior to or concurrently with furnishing such information to, or entering into discussions or negotiations with, such a person or entity the Company provides written notice to Parent that it is so doing; and (C) the Company keeps Parent informed of the status (excluding, however, the identity of such person or entity and the terms of any proposal) of any such discussions or negotiations; and (y) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to a takeover transaction.

             (e) The Company will not, and will not permit any Company Subsidiary to, acquire or agree to acquire by merging or consolidating with or into, purchasing a substantial portion of the assets or stock of, or otherwise, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets outside the ordinary and usual course of business consistent with past practice, or otherwise enter into, amend or modify any material commitment or transaction, without the prior written consent of the Parent, such consent not to be unreasonably withheld.

             (f) The Company will not and will not permit any Company Subsidiary to enter into, amend or modify the Settlement Agreement, nor any agreement with CNA, Sphere Drake, Schinnerer, any lessor, American Insurance Group ("AIG"), or any director of the Company, without the prior written consent of the Parent, such consent not to be unreasonably withheld.










             (g) The Company will not and will not permit any Company Subsidiary to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets outside the ordinary and usual course of business consistent with past practice.

             (h) The Company will not and will not permit any Company Subsidiary to: (i) incur, assume, prepay, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any indebtedness for borrowed money, or (ii) issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any Company Subsidiary or guarantee any obligations of others; (iii) except for loans, advances or capital contributions to or investments in, a wholly owned Company Subsidiary, make any loans, advances or capital contributions to, or investments in, any other person or entity except for: (A) investments in IntelliSTAR in an amount not greater than $75,000 pursuant to the General Partnership Agreement dated as of July 14, 1995 between HMS and Professional Forum Enterprises, Inc., a Florida corporation, or (B) investments or loans made in the ordinary course of business which in no event shall exceed $50,000 in any specific investment or loan provided, however, that the aggregate amount of all investments, loans or capital contributions made by the Company or any Company Subsidiary shall not exceed $200,000 in the aggregate, and any such loans or advances shall be repayable to the Company within a period not to exceed six months.

             (i) The Company will not and will not permit any Company Subsidiary to adopt, amend, terminate or enter into any compensation, collective bargaining, employee pension, profit sharing, retirement, insurance, incentive compensation, severance, vacation or other plan, agreement, trust, fund or arrangement for the benefit of any of its employees (whether or not legally binding).

             (j) The Company shall not, and shall not permit any Company Subsidiary to: (i) increase the aggregate amounts payable under or otherwise change in a manner materially (in reference to all Executive Contracts) adverse to the Company any other material term of the Executive Contracts or any other agreement with its executive officers except as and to the extent disclosed in the Company Disclosure Schedule, (ii) enter into any employment agreement with any executive officer, (iii) increase the compensation payable to any other officer or employee except for increases in the ordinary course of business consistent with past practice of the Company; provided that any such increase to a compensation level which exceeds $100,000 shall require Parent consent which shall not be unreasonably withheld.

             (k) The Company shall file all reports, schedules and definitive proxy statements (the "Company Filings") required to be filed by the Company with the SEC and shall provide copies thereto to Parent promptly upon the filing thereof. As of its respective date, each Company Filing will comply in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder and none of the Company Filings will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. As of their respective dates, the financial statements of the Company included in the Company Filings will have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q), and will fairly present in all material respects the consolidated financial position of the Company as at the dates thereof and the consolidated results of operations, cash flow or changes in financial position for the periods indicated therein. Upon the filing of a Company Filing, the Company Filing shall be considered as an SEC Document for all purposes of this Agreement.










             (l) The Company will not take, agree to take, or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of the Business of the Company and the Company Subsidiaries, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Agreement, or which would cause any of the representations of the Company contained herein to be or become untrue in any material respect.

    6.2 Rights Agreement. The Company Board will take all necessary action so that:

             (a) the common stock purchase rights (the "Rights") issued by the Company pursuant to the Rights Agreement dated as of November 1, 1990 between the Company and Continental Stock Transfer and Trust Company (the "Rights Agreement") will not be exercisable, trade separately, or be otherwise affected by the Merger;

             (b) neither Parent not Sub, nor any of their respective affiliates will be deemed to be an "Acquiring Person" or an "Adverse Person" (as such terms are defined in the Rights Agreement); and

             (c) neither a "Distribution Date" nor a "Stock Acquisition Date" (as such terms are defined in the Rights Agreement) shall occur by virtue of the Merger.

The Company will take any and all action reasonably requested by Parent to ensure and confirm that the Company, Parent, Sub and their respective affiliates will not have any obligations in connection with the Rights or the Rights Agreement in connection with the Merger. The Company shall not redeem the Rights, or amend or terminate the Rights Agreement prior to the Effective Time unless required to do so by order of a court of competent jurisdiction.

    6.3 Termination of Employment. At the Closing, (i) the Company shall cause to be terminated the employment agreement between the Company and Carl Buccellato dated as of December 22, 1995, existing as of the date hereof and attached hereto as Exhibit B; (ii) the Company shall pay to Carl Buccellato eight hundred thousand ($800,000.00) dollars in consideration for such termination; and (iii) the Company and Carl Buccellato shall acknowledge in writing that neither party shall have any further obligations resulting from the termination of or relating to said employment agreement.

    6.4 Consulting Agreement. At the Closing and upon termination of the employment agreement referred to in Section 6.3 hereof, the Surviving Corporation shall enter into a three year consulting agreement with Carl Buccellato (the "Consultant") whereby Carl Buccellato shall provide consulting services to the Surviving Corporation for no more than a maximum of one thousand hours per year. The consulting agreement shall contain restrictive covenants substantially similar to the restrictive covenants contained in Exhibit B attached hereto at Article VIII, Section 8.1. The restrictions on competition set forth in subsection (b) of said Section 8.1 shall terminate upon the expiration of the consulting agreement unless Surviving Corporation elects to extend such restriction for one additional year, in which case it will pay Consultant $50,000 during such extension year in equal monthly installments. In consideration of the services to be rendered by Carl Buccellato to the Surviving Corporation pursuant to said Consulting Agreement and in consideration of the restrictive covenants to be contained therein, the Surviving Corporation shall
(i) pay to Carl Buccellato a consulting fee in the amount of two hundred thousand ($200,000) per year, payable in equal monthly installments of $16,666.67 for the term of the consulting agreement, (ii) continue during the term of such consulting agreement, Consultant's present life, medical, dental, group term and accidental death and disability insurance and medical executive reimbursement Coverage, all at a maximum aggregate cost to Surviving Corporation of not more than $30,000 per year, and (iii) transfer to Consultant his company owned automobile at the book value thereof at December 31,







 1995.

    6.5 Termination of Lipson Consulting Agreement. At the Closing, (i) the Company shall cause to be terminated the Engagement Agreement between the Company and Gary Lipson dated as of December 22, 1995, as amended by First Amendment to Engagement Agreement dated April 29, 1996, Second Amendment to Engagement Agreement dated May 14, 1996 and to Consulting Agreement dated April 29, 1996 (copies of which are collectively referred to as the "Engagement Agreement" and copies of which are attached hereto as Exhibit C); (ii) the Company and Gary Lipson shall acknowledge in writing that neither party shall have any further obligations resulting from the termination of or relating to said Engagement Agreement; and (iii) Gary Lipson shall execute and deliver to Parent a general release in favor of Parent, Sub, the Surviving Corporation and each of the officers and directors thereof. In consideration of the foregoing, and of all obligations of any kind to Gary Lipson under the Engagement Agreement or otherwise, the Surviving Corporation shall pay to Gary Lipson the amount of One Hundred Thousand Dollars ($100,000) payable in equal monthly installments of $8,333.33 under the terms of an agreement to be mutually agreed which will provide for any disputes to be resolved in the courts of the State of Florida or the United States District Court of the Southern District of Florida and that the laws of the State of Florida shall govern such agreement. With the exception of bona fide legal fees or directors' fees for services actually rendered, the Company has not since January 1, 1996 made, and will not through the Closing Date make, any payments to Gary Lipson of any kind whatsoever.

    6.6 Mutual Releases. At the Closing the Company shall cause each of its directors to execute and deliver to Parent and Sub (and each director and principal stockholder thereof ("Parent Affiliate")), and Parent and Sub (and each Parent Affiliate) shall execute and deliver to each of the Company's directors, mutual releases releasing and forever discharging each other party to this Agreement and, in the case of Parent and Sub, the Parent Affiliates, from any and all demands, causes of action or suits in law or in equity arising out of or related to any actions or inactions of such party with respect to this Agreement and the Merger and all of the transactions related thereto (provided same are not in violation of the terms of this Agreement) up to and including the Closing Date; provided however that none of the foregoing shall limit in any way the Surviving Corporation's right, or the Parent's or Sub's right (if any), to assert any such demand, cause of action or claim (or facts that would otherwise support such a demand, cause of action or claim) as a defense of any claim or action commenced against it by any party released in accordance with this Section.


                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

    7.1      Access to Properties and Records.

             (a) Between the date of this Agreement and the Effective Time, the Company will, and will cause each Company Subsidiary to, provide Parent and its accountants, counsel and other authorized representatives full access during reasonable business hours and under reasonable circumstances to any and all premises, properties, contracts, commitments, books, records and other information (including tax returns filed and those in preparation) of the Company and each Company Subsidiary and will cause their officers to furnish to Parent and its authorized representatives any and all financial, technical and operating data and other information pertaining to the business of the Company and the Company Subsidiaries, as Parent shall from time to time request. Without limiting the generality of the foregoing, those representatives of the Parent listed on Exhibit 7.1 may be present on-site and have access to all facilities during business hours for the purpose of monitoring the operations of the Business; provided that not more than three such representatives shall be so present at any time.

             (b) All information furnished or to be furnished to Parent or Sub, or obtained by the representatives referred to in (a) above, shall be subject to the terms of the confidentiality agreement (the "Confidentiality Agreement") between the Company and Parent which has previously been executed.

    7.2 Proxy Statement. The parties will cooperate in the preparation and filing of a preliminary Proxy Statement with the SEC as soon as practicable after the date hereof, and will use their best efforts to respond to the comments of the SEC in connection therewith and to furnish all information required to prepare the definitive Proxy Statement (including, without limitation, financial statements and supporting schedules and certificates and reports of independent public accountants). Promptly after receipt of comments from the SEC, the Company will cause the definitive Proxy Statement to be mailed to the stockholders of the Company and, if necessary, after the definitive Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material and, if required in connection therewith, resolicit proxies. The Company will not use any proxy material in connection with the Company Stockholders Meeting without Parent's prior approval which will not be unreasonably withheld. Parent and the Company will promptly furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable for the Proxy Statement, and any other statement or applications made by or on behalf of Parent or the Company to any public, governmental or regulatory body in connection with the Merger and the other transactions contemplated by this Agreement.

    7.3 Stockholder Approval. The Company shall promptly call a meeting of its stockholders for the purpose of voting upon this Agreement and the Merger and the Company agrees that this Agreement and the Merger shall be submitted at a meeting of the stockholders of the Company and the Company shall take all steps necessary to duly call, give notice of, convene, and hold such meeting (the "Company Stockholders' Meeting"). The Company Stockholders' Meeting shall be held as soon as permissible and practicable following the date upon which the Proxy Statement is distributed. The Company agrees that the Company Board will recommend that its stockholders adopt this Agreement and approve the Merger unless advised in writing by its counsel, Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. or other Company Counsel, that such recommendation will constitute a violation of its fiduciary duties to stockholders.

    7.4 Employee Benefit Plans. The Company agrees not to grant nor further amend (except as provided in Section 7.5) any options pursuant to the 1988 Stock Option Plan, the 1988 Incentive Stock Option Plan or the 1992 Non-Employee Directors' Stock Option Plan or any other Plan, from and after the date hereof, and further agrees that the 1988 Stock Option Plan, the 1988 Incentive Stock Option Plan and the 1992 Non-Employee Directors' Stock Option Plan shall be terminated as of the Effective Time of the Merger.

    7.5 Company Stock Options. The Company shall (subject to the approval of the holders thereof) make such adjustments to all the outstanding options to purchase shares of Company Common Stock as may be necessary to provide that at the Effective Time: (i) each such option then exercisable other than due to any amendment dated after April 1, 1996, up to a maximum of 456,550 options (the "Company Options") shall, in settlement, be converted into the right to receive a cash payment in an amount equal to the difference, if any, between the Merger Price and the per share exercise price of such Company Option, multiplied by the number of shares of Company Common Stock subject to such Company Option, and
(ii) all other currently non-exercisable options issued to Directors of the Company (whether under any of the Plans, or otherwise) shall be cancelled at no cost to the Company. The Company shall adopt such amendments to its plans under which such Company Options were granted, and shall use its reasonable best efforts to obtain prior to the Closing Date such consents of the holders of such Company Options, as shall be necessary to effectuate the foregoing.

    7.6 Best Efforts, Etc. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including obtaining any consents, authorizations, exemptions and approvals from, and making all filings with, any insurance department, governmental, regulatory or public body or authority which are necessary or, in the judgment of Parent, desirable in connection with the transactions contemplated by this Agreement.

    7.7 HSR Act. The Company and Parent shall, as soon as practicable, file Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and shall use best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

    7.8 Interim Financials. Prior to the Effective Time, the Company will deliver to Parent as soon as available but in no event later than 45 days after the end of any fiscal quarter, a consolidated statement of financial position of the Company and the Company Subsidiaries as at the last day of such fiscal quarter and the consolidated statements of income and changes in financial position of such party and its subsidiaries for the fiscal period then ended (which statements may be unaudited) prepared in conformity with the requirements of Form 10-Q under the Exchange Act.

    7.9 Material Events. At all times prior to the Effective Time, each party shall promptly notify the others in writing of the occurrence of any event which will or may result in the failure to satisfy any of the conditions specified in Articles VIII or IX hereof.

    7.10 Public Announcements. Except as required by applicable law, rule, regulation or legal process (including the rules of the Nasdaq National Market), neither Parent, nor Sub nor the Company, nor any of their respective affiliates, officers, directors, employees, agent or representatives will, without the prior consent of the other parties, make any public announcement or statement regarding the matters contemplated by this Agreement or the transactions contemplated hereby. If any such announcement or statement is so required, the announcing party shall consult in advance with the other parties concerning the reasons for and the content of such announcement or statement.

    7.11 Indemnification of Officers and Directors of the Company. The Surviving Corporation will indemnify, defend and hold harmless the officers and directors of the Company for their acts and omissions occurring prior to the Effective Time to the full extent permitted by applicable provisions of Delaware law (including rights to receive advance payment of expenses in defending any suits, actions or proceedings). The Parent shall cause the Surviving Corporation to maintain in full force and effect for not less than 4 years after the Effective Time, officers' and directors' liability insurance covering said persons (or shall obtain substantially equivalent insurance covering such persons), on terms not materially less favorable than such insurance maintained in effect by the Company on the date hereof in terms of coverage (including, without limitation, types of claims, time period of claims and persons covered), amounts and deductibles; provided, however, that, in providing such officers' and directors' insurance, the Surviving Corporation will have no obligation whatsoever to pay premiums on such officers' and directors' liability insurance in excess of 150% of the annual premium existing on the officers' and directors' liability insurance as of the date hereof.

    7.12  Agreement to Vote for Merger.

               (a) Parent and Sub agree that they shall vote any shares of the Company owned by either of them directly or indirectly for approval of the Merger.

               (b) Company agrees and represents that each member of its Board of Directors has agreed to vote any shares of the Company owned by such Director directly or indirectly ("Director's Shares") for approval of the Merger. Company further agrees to provide the Parent with an irrevocable proxy in form attached hereto as Exhibit D in favor of Parent or its nominees with respect to all such Director's Shares.

    7.13 Settlement Agreement Funding. At the Closing, Parent agrees that it will cause funds to be available to enable HMS to make a payment to ANIC in full and complete satisfaction of HMS' obligations pursuant to the Settlement Agreement and HMS agrees to use such funds solely and exclusively to make such payment to ANIC in full and complete satisfaction of its obligations pursuant to the Settlement Agreement.


                                  ARTICLE VIII

           CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER

    The respective obligations of the parties to effect the Merger are subject to the satisfaction, on or prior to the Closing, of the following conditions.

    8.1 HSR Approval. Any applicable waiting period under the HSR Act shall have expired or been terminated.

    8.2 Other Approvals.

             (a) No provision of any applicable law or regulation shall prohibit the consummation of the applicable Closing.

             (b) There shall not have been commenced or threatened, or be in effect, any temporary restraining order, preliminary injunction or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated by this Agreement.


                                   ARTICLE IX

                 CONDITIONS TO THE OBLIGATIONS OF PARENT AND SUB

    Each and every obligation of Parent and Sub under this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, each of which may be waived by Parent and Sub as provided herein except as otherwise provided by law.










    9.1 Representation and Warranties True. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the date hereof and shall be deemed to have been made again at and as of the Closing and shall then be true and correct in all material respects, and at the Closing, the Company shall have delivered to Parent a certificate to that effect signed by the Chief Executive Officer and the principal financial officer of the Company.

    9.2 The Company's Performance. Each of the obligations of the Company to be performed by it or its officers or directors on or before the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects by the Closing, including any action with respect to the Rights and the Rights Agreement pursuant to Section 6.2 of this Agreement, and at the Closing, the Company shall have delivered to Parent a certificate to that effect signed by the Chief Executive Officer and the principal financial officer of the Company.

    9.3 Stockholder Approval and Other Company Action. The approval of the stockholders by the requisite vote of the Company referred to in Section 7.3 hereof shall have been obtained.

    9.4 Other Approvals. All regulatory consents, approvals, or clearances necessary for the consummation of the Closing shall have been obtained.

    9.5 Consents. The lessor of the principal real estate premises occupied by the Company, and each other party to any contract with the Company or the Company's Subsidiaries: (i) the loss of which could have a Company Material Adverse Effect, and (ii) which provides that such other party shall have the right to terminate such contract, or declare such contract to be in default, as a result of the Merger or any of the transactions or events described herein; shall each have granted its consent in form and substance reasonably satisfactory to Parent's counsel.

    9.6 Opinion of the Company's Counsel. Parent shall have been furnished with opinions of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., counsel to the Company, dated the Closing Date, in substantially the form attached hereto as Exhibit E. In rendering such opinions such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, upon opinions of other counsel, in form and substance satisfactory to Parent (or may deliver such opinions of other counsel each dated the Closing Date and addressed to Parent), and, as to matters of fact, upon certificates of government officials and of any officials of the Company or any Company Subsidiary, provided that the extent of such reliance is set forth in such opinion and such opinion states that it is reasonable for Parent to rely thereon.

    9.7 CNA. Neither the Company, nor any Company Subsidiary, nor, to the best of the Company's knowledge, CNA shall be in default under the terms of any agreement or understanding between CNA and the Company or any of the Company Subsidiaries.

    9.8 Insurance Counsel Opinion. Parent shall have received the written opinion of Bickford & Hahn LLP, insurance counsel to the Company, in form and substance satisfactory to Lane Altman & Owens LLP, counsel to Parent (which opinion shall specifically set forth the facts and legal analysis forming the basis of such opinion) that, as of the Closing, the Company and each Company Subsidiary has taken all necessary action under the reinsurance agreement with Sphere Drake set forth in Section 4.20 of the Disclosure Schedule to ensure the enforceability by the reinsured or its successors and assigns of the full aggregate limits thereof, including all reinstatements, and that such reinsurance is a valid and binding legal obligation of Sphere Drake.









    9.9 Agreements with Affiliates. All agreements, understandings, commitments or arrangements with officers and directors of the Company or the Company Subsidiaries, or any beneficial holder of 5% or more of the Company's Common Stock, or any affiliate of any of the foregoing, executed or entered into on or subsequent to April 1, 1996 regardless of when effective shall be cancelled or terminated at no cost to the Company, unless otherwise directed by the Parent with respect to any particular arrangement(s) identified by Parent. Without limiting the generality of the foregoing, this shall include the items set forth in Item 9.9 of the Disclosure Schedule.

    9.10 Binding Settlement Agreement. The Settlement Agreement, as attached hereto as Exhibit A, shall be in full force and effect and, at the Closing, upon the payment of funds required by such Agreement to ANIC pursuant to the Settlement Agreement, the Company shall deliver to Parent the mutual releases executed by the parties to the Settlement Agreement and attached as exhibits to the Settlement Agreement.

    9.11 Resignations and Certificates. The Company shall have furnished Parent with undated resignations of its and the Company Subsidiaries' officers and directors, and such certificates of its officers and others to evidence compliance with the conditions set forth in this Article IX as may be reasonably required by Parent.


                                    ARTICLE X

                  CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

    Each and every obligations of the Company under this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, each of which may be waived by the Company as provided herein except as otherwise provided by law:

    10.1 Representations and Warranties True. The representations and warranties of Parent and Sub contained in this Agreement shall be true and correct in all material respects as of the date hereof and shall be deemed to have been made again at and as of the Closing and shall then be true and correct in all material respects, and at the Closing, Parent and Sub shall have each delivered to the Company a certificate to that effect signed by the Chief Executive Officer and the principal financial officer of Parent and of Sub.

    10.2 Parent's and the Sub's Performance. Each of the obligations of Parent and Sub to be performed by them on or before the Closing Date pursuant to the terms hereof shall have been duly performed and complied with in all material respects by the Closing and at the Closing Parent and Sub shall have each delivered to the Company a certificate to that effect signed by the Chief Executive Officer and principal financial officer of Parent and Sub.

    10.3 Stockholder Approval. The approval of the stockholders of the Company referred to in Section 7.3 hereof shall have been obtained.

    10.4 Opinion of Parent's and the Sub's Counsel. The Company shall have been furnished with an opinion of Lane Altman & Owens LLP, dated the Closing Date, in substantially the form attached hereto as Exhibit F. In rendering such opinions such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, upon opinions of other counsel, in form and substance satisfactory to the Company (or may deliver such opinions of other counsel each dated the Closing Date and addressed to the Company), and, as to matters of fact, upon certificates of government officials and of any official or officials of Parent Sub, provided that the extent of such reliance is set forth in such opinions and such opinions state that it is reasonable for the Company to rely thereon.

    10.5 Absence of Order. No restraining order, or injunctions of any court which prevents consummation of the Merger shall have been entered and remain in effect.

    10.6 Certificates. Parent and Sub shall have furnished the Company with such certificates of their respective officers and others to evidence compliance with the conditions set forth in this Article X as may be reasonably requested by the Company.

    10.7 Fairness Opinion. The Company has received from Raymond James & Associates, Inc. an opinion that the price to be paid pursuant to the Agreement for the shares of Company Common Stock is fair to the stockholders of the Company from a financial point of view and such opinion shall not have been withdrawn or modified.


                                   ARTICLE XI

                                     CLOSING

    11.1 Time and Place. Subject to the provisions of Articles VII, IX, X an XII hereof, the closing (herein sometimes referred to as the "Closing") of the transactions contemplated hereby shall take place as soon as practicable after the satisfaction or waiver of the conditions to Closing contained in Articles VIII, IX and X, at the offices of Lane Altman & Owens LLP, 101 Federal Street, Boston, Massachusetts at 1:00 p.m., local time (the "Closing Date"), or at such other place, at such other time, or on such other date as the Parent, Sub and the Company may mutually agree upon for the Closing to take place.

    11.2       Deliveries at the Closing.  At the Closing:

               (a) There shall be delivered to Parent, Sub and the Company the opinions, certificates and other documents and instruments provided to be delivered under Articles IX and X hereof.

               (b) The Sub and the Company shall cause the Certificate of Merger to be filed in accordance with the provisions of the DGCL and shall take any and all other lawful actions and do any and all other lawful things necessary to effect the Merger and to enable the Merger to become effective.



                                   ARTICLE XII

                           TERMINATION AND ABANDONMENT

    12.1 Termination. Notwithstanding adoption of this Agreement by stockholders of the Company, this Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time of the Merger:

               (a) by the mutual consent of the Boards of Directors of Parent, Sub and the Company; or

               (b)  by Parent if, without fault of such terminating party:








                       (i) the  Merger  shall  not have been  consummated  on or
               before the later of (i) September 30, 1996 or (ii) two business days after the Company Stockholders' Meeting; or

                       (ii) there shall have occurred (A) any general suspension
               of, or limitation on prices for, trading in securities on the New York Stock Exchange or National Association of Securities Dealers Automated Quotations System, (B) a declaration of a banking moratorium or any limitation or suspension of payments by any U.S. governmental authority on the extension of credit by lending institutions, (C) a commencement of war or armed hostilities directly involving the United States, or (D) any limitation (whether nor not mandated) by any governmental authority which will materially adversely affect the extension of credit by banks or other lending institutions in the United States.

               (c) by either Parent or the Company, if, without fault of such terminating party:

                       (i) the  Merger  shall  not have been  consummated  on or
               before October 31, 1996, or such earlier date as may be specified in the Settlement Agreement as a date allowing ANIC to terminate the Settlement Agreement; or

                       (ii) if any court of competent jurisdiction in the United
               States or other United States governmental body shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable.

               (d)  by Parent, if any of the following events have occurred:

                       (i) holders of more than 10% of the Company's Common Stock shall have claimed or perfected appraisal rights and become Dissenting Shares;

                       (ii) the Company (or the Company Board) shall have authorized, recommended, proposed or publicly announced its intention to enter into any merger or consolidation agreement (other than this Agreement) or any other transaction in which all or substantially all of the Company's or any Company Subsidiary's equity or assets would be acquired by a third party (other than parent, Sub or any of their affiliates); or

                       (iii) the Company  Board does not  recommend in the Proxy
               Statement that the Company's stockholders adopt and approve the Merger, this Agreement and the transactions contemplated thereby; or

                       (iv) after publicly  recommending  in the Proxy Statement
               that Company's stockholders adopt and approve the Merger, this Agreement and the transactions contemplated hereby, the Company Board shall have withdrawn, modified or amended such recommendation in any respect materially adverse to Parent or Sub.


    12.2 Effect of Termination. In the event of the termination of this Agreement and the Merger by either Parent or the Company, this Agreement shall become void and there shall be no liability hereunder on the part of Parent, Sub, or the Company or their respective officers or directors except, in each case, for a knowing breach, and except as provided in Sections 12.3 and 13.1 hereof, which Sections shall survive any such termination and continue in effect thereafter.







    12.3  Termination Payments and Expenses:

               (a) If any of the following occurs and neither Parent nor Sub is in material breach of their obligations contained herein:

                       (i) if any of the  events  set forth in  Section  12.1(d)
               occurs and as result thereof Parent terminates this Agreement; or

                       (ii) at any  time on or prior  to the  expiration  of two
               years following termination of this Agreement, a definitive agreement is entered into for the acquisition of all or substantially all of the Company's equity or assets with a person other than Parent or Sub, or any of their respective affiliates at either (A) a price per share in excess of the Merger Price, or
               (B) an aggregate purchase price in excess of the aggregate purchase price contemplated in this Agreement (which shall include the payments contemplated by Section 7.13 hereof); or

                       (iii) if the following shall have occurred: (A) the Company Stockholders' Meeting shall have been held to adopt this Agreement and the Company's stockholders shall have failed to adopt this Agreement, and (B)(I) there shall have existed at the record date for the Company Stockholders' Meeting or at the date thereof a person or group who shall have beneficially owned or been entitled to vote or direct the voting of not less than 20% of the then outstanding shares of Company Common Stock, and who shall have voted against this Agreement and the transactions contemplated hereby, or (II) at the date of the Company Stockholders' Meeting a person or group other than Parent, Sub or any of their affiliates shall have in good faith proposed (and such person or group shall appear to have the ability to consummate such proposal) to acquire the Company, then the Company shall pay Parent, upon Parent's request, the amount of Parent's and Sub's reasonable documented out-of- pocket expenses actually incurred by them in connection with the proposed acquisition of the Company including fees and expenses of legal counsel, investment bankers and accountants plus a fee of $500,000.

               (b) The Company acknowledges that the agreements contained in this Section 12.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Sub would not enter into this Agreement. Accordingly, if the Company fails to pay any amounts pursuant to this Section 12.3, and, in order to obtain such payment, legal action is commenced which results in a judgment against the Company therefor, the Company will pay the plaintiff's reasonable costs (including reasonable attorneys' fees) in connection with such suit, together with interest computed on any amounts determined pursuant to this Section 12.3 (computed from the date or dates incurred) at the prime rate of interest announced from time to time by Citibank, N.A. The Company's obligations pursuant to this Section 12.3 will survive any termination of this Agreement.

               (c) Except as provided in this Section 12.3, all costs and expenses incurred in connection with this Agreement shall be paid in accordance with Section 13.1


                                  ARTICLE XIII










                                  MISCELLANEOUS

    13.1 Expenses. Except as provided in Section 12.3, all costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses except that in no event shall Company's legal expenses exceed an amount that is reasonable and fully supported by available time records.

    13.2 No Survival of Representations and Warranties. The respective representations and warranties, obligations, covenants and agreements of the Company, Parent and Sub contained herein or in any Exhibit or Schedule, certificate or letter delivered pursuant hereto shall expire with, and be terminated and extinguished by, the effectiveness of the Merger and shall not survive the Effective Time of the Merger, except those provided in Articles I and III and Sections 7.1(b), 7.10, 7.11 and 12.3.

    13.3 Headings. The descriptive headings of the several articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

    13.4 Notices. All notices or other communications required hereunder shall be in writing and shall be deemed given on the date delivered if delivered personally (including by reputable overnight courier), on the date transmitted if sent by telecopy, (which is confirmed), or 72 hours after mailing if mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a)     if to Parent or Sub, to:

                       The Cross Country Group, Inc.
                       4040 Mystic Valley Parkway
                       Medford, Massachusetts 02133
                       Attention:  Sidney Wolk, President
                       Telecopy:  (617) 395-6706

               with a copy to:

                       Lane Altman & Owens LLP
                       101 Federal Street
                       Boston, Massachusetts 02110
                       Attention:  Robert Rosen, Esq.
                       Telecopy:  (617) 345-0400

             and

             (b)       if to the Company, to:

                       Homeowners Group, Inc.
                       400 Sawgrass Corporate Parkway
                       Sunrise, Florida 33325

                       Attention:  Carl Buccellato
                                   President, Chairman and
                                   Chief Executive Officer








                       Telecopy:   (954) 845-2260

             with a copy to:

                       Greenberg, Traurig, Hoffman, Lipoff,
                         Rosen & Quentel, P.A.
                       1221 Brickell Avenue
                       Miami, Florida 33133

                       Attention:  Paul Berkowitz, Esq.
                       Telecopy:   (305) 579-0717

    13.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and the persons referred to in Section 7.11, but neither this Agreement nor any of the rights interests, or obligations hereunder, shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Sub may assign all of its rights, interests and obligations hereunder, provided that the transferee agrees in writing to be bound by all of the terms, conditions and provisions contained herein and the Parent remains responsible for all of Parent's obligations hereunder.

    13.6 Complete Agreement. This Agreement, including the schedules, exhibits and other writings referred to herein or delivered pursuant hereto, the Confidentiality Agreement and certain agreements entered into between Parent and certain stockholders of the Company together contain the entire understanding of the parties with respect to the Merger and the related transactions and supersede all prior arrangements or understandings with respect thereto.

    13.7 Modifications, Amendments and Waivers. At any time prior to the Effective Time of the Merger (notwithstanding any stockholder approval) if authorized by their respective boards of Directors and to the extent permitted by law, (i) the parties hereto may, by written agreement, modify, amend or supplement any term or provision of this Agreement, and (ii) any term or provision of this Agreement may be waived by the party which is, or whose stockholders are, entitled to the benefits thereof; provided, however, that after this Agreement is adopted by the Company's stockholders pursuant to
Section 7.3 hereof, no such amendment or modification shall be made which changes the cash into which Company Common Stock is to be converted as provided in Section 3.1, or which in any way materially adversely affects the rights of such stockholders without the further approval of such stockholders. Any written instrument or agreement referred to in this paragraph shall be validly and sufficiently authorized for the purposes of this Agreement if signed on behalf of Parent, the Company and Sub by a person authorized to sign this Agreement.

    13.8   Counterparts.   This  Agreement  may  be  executed  in  two  or  more
counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

    13.9 Governing Law. This Agreement shall be governed by the laws of the State of Delaware (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect and performance.

    13.10 Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with generally accepted accounting principles.








    13.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.


                                  [END OF PAGE]






















    IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

                                          THE CROSS COUNTRY GROUP, INC.


                                          By:/s/ Howard L. Wolk
                                             ----------------------------------
                                             Name: Howard L. Wolk
                                             Title: Vice President


ATTEST:

                                          CHGI ACQUISITION CORPORATION


                                          By:/s/ Howard L. Wolk
                                             ----------------------------------
                                             Name: Howard L. Wolk
                                             Title: Vice President


ATTEST:

                                          HOMEOWNERS GROUP, INC.


                                          By:/s/ Carl Buccellato
                                             ----------------------------------
                                          Name:  Carl Buccellato
                                          Title: President and Chief
                                                 Executive Officer

ATTEST:

Acknowledged and agreed to with
respect to Sections 6.3 and 6.4

/s/ Carl Buccellato
--------------------------------
Carl Buccellato, Individually


Acknowledged and agreed to with
respect to Section 6.5









/s/ Gary Lipson
--------------------------------
Gary Lipson, Individually














                                    Exhibit A


                       [Acceleration Settlement Agreement]















                                    Exhibit B


                    [Employment Contract of Carl Buccellato]













                                    Exhibit C


                      [Engagement Agreement of Gary Lipson]















                                    Exhibit D


                           [Form of Voting Agreement]













                                    Exhibit E


                      [Form of Greenberg, Traurig, Hoffman,
                     Lipoff, Rosen & Quentel, P.A. Opinion]


                                 [Closing Date]


Cross Country Group, Inc.
4040 Mystic Valley Parkway
Medford, MA 01255

Dear Sirs:


                                 [Introduction]

    1. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite power and authority, corporate and otherwise, to own, operate and lease the properties and assets it now owns, operates and leases to carry on its business as now being conducted and (iii) is qualified or licensed to do business and in good standing in every jurisdiction in which ownership, operation or lease of property by it or the conduct of its business requires such qualification or licensing, except for such failures, if any, to be so qualified and in good standing, which, when taken together with all such failures, would not in the aggregate have a Material Adverse Effect on the business, condition (financial or otherwise), operations, properties, assets, liabilities of the Company and the Company Subsidiaries taken as a whole.

    2. The Company has full corporate power and authority to execute and deliver the Agreement and to consummate the transactions contemplated thereby. The agreement has been duly executed and delivered by the Company and constitutes (assuming due authorization, execution and delivery of the Agreement by the other parties thereto) a valid, enforceable and binding agreement of the Company, except to the extent that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereinafter in effect relating to equity (regardless of whether enforceability is considered in a proceeding at law or in equity).


                                                   Very truly yours,
















                                  Exhibit F


                  [Form of Opinion of Lane Altman & Owens, LLP]


                                 [Closing Date]


Homeowners Group, Inc.
400 Sawgrass Corporate Parkway
Sunrise, Florida  33325

Dear Sirs:


                                 [Introduction]


    1. Each of the Parent and Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite power and authority, corporate and otherwise, to own, operate and lease the properties and assets it now owns, operates and leases and to carry on its business as now being conducted and
(iii) is qualified or licensed to do business as a foreign corporation and in good standing in every jurisdiction in which the ownership, operation or lease of property by it or the conduct of its business requires such qualification or licensing, except for such failures to be so qualified and in good standing, if any, which when taken together with all such other failures would not in the aggregate have a Material Adverse Effect on the business, condition (financial or otherwise), operations, properties, assets or liabilities of parent and its subsidiaries taken as a whole.

    2. Each of Parent and Sub has full corporate power and authority to execute and deliver the Agreement and to consummate the transactions contemplated thereby. The Agreement has been duly executed and delivered by Parent and Sub and constitutes (assuming due authorization, execution and deliver of the Agreement by the Company) a valid, enforceable and binding agreement of each of Parent and Sub, except to the extent that enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereinafter in effect relating to equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                                                   Very truly yours,












                      Disclosure Schedules -- Schedule 7.1


    Sidney D. Wolk
    Nathan T. Wolk
    Howard L. Wolk
    Jeffrey C. Wolk
    Thomas Graham